UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 25, 2018

Date of Report

Solis Tek Inc

(Exact name of registrant as specified in its charter)

Nevada	000-52446	20-8609439
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

853 Sandhill Avenue
Carson, CA	90746
(Address of principal executive offices)	(Zip Code)

(888) 998-8881

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01- Entry into a Material Definitive Agreement

On May 10, 2018, we filed a Report on Form 8-K reporting that on April 19, 2018, Solis Tek Inc., (the “Company”) entered into an Option Agreement (the “Option”) with MSCP, LLC, a non-affiliated Arizona limited liability company (the “Lessor”), pursuant to which, a wholly owned subsidiary of the Company, (the “Company Subsidiary”), was granted an option to enter into a certain Lease Agreement (the “Lease”) for the real property, including the structure and all improvements, identified in the Option (the “Premises”). The Premises consists of 70,000 square feet of space and is to be used for the sole purpose of providing services related to the management, administration and operation of a cultivation and processing facility (“Facility”) on behalf of an Arizona limited liability company operating as a nonprofit organization (“Arizona Licensee”) which has been allocated a Medical Marijuana Dispensary Registration Certificate by the Arizona Department of Health Services (“AZDHS”). The activities within the Facility are limited to the cultivation, processing, production and packaging of medical marijuana (“MMJ”) and manufactured and derivative products which contain medical marijuana (collectively “MMJ Products”), with no right to sell or dispense any such plants or products. The Lease is for a 5-year initial term (the “Term”) with an option to renew for an additional 5 year term. The base rent for the initial year of the Term is $101,500. per month with additional pro-rata net-lease charges.

On May 19, 2018, the Company exercised the Option and the Company’s wholly owned subsidiary, YLK Partners AZ, LLC executed the Lease. The Company is a guarantor of the Company Subsidiary’s obligations under the Lease, on behalf of Arizona Licensee.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 25, 2018

Solis Tek Inc.

By:	/s/ Alvin Hao
Alvin Hao, Executive Vice President